UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 17, 2016

Rhino Resource Partners LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34892 (Commission File Number)	27-2377517 (IRS Employer Identification No.)

424 Lewis Hargett Circle, Suite 250
Lexington, Kentucky 40503
(Address of principal executive office) (Zip Code)

(859) 389-6500
(Registrants’ telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On March 17, 2016, Rhino Resource Partners LP (OTCQB: RHNO) (the “Partnership”) announced the consummation of the previously announced sale to Royal Energy Resources, Inc. (OTCQB: ROYE) (“Royal”) of the membership interests of Rhino GP LLC, the general partner of the Partnership (the “General Partner”), as well as 9,455,252 issued and outstanding subordinated units representing limited partner interests of the Partnership, owned by Wexford Capital LP (“Wexford”).  As previously disclosed, on January 21, 2016, Royal acquired 6,769,112 issued and outstanding common units representing limited partner interests of the Partnership owned by Wexford.  As a result of this transaction (the “General Partner Acquisition”), Royal controls the Partnership.  The following events took place in connection with the consummation of the General Partner Acquisition:

ITEM 1.01 Entry into Material Definitive Agreement.

Fourth Amendment to Amended and Restated Credit Agreement

On March 17, 2016, Rhino Energy LLC, a wholly owned subsidiary of the Partnership, as borrower (“Operating Company”), and the Partnership and certain of its subsidiaries, as guarantors, entered into an amendment (the “Fourth Amendment”) of its amended and restated credit agreement, dated July 29, 2011, as amended by the first, second and third amendments thereto, with PNC Bank, National Association, as Administrative Agent, PNC Capital Markets and Union Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, Union Bank, N.A., as Syndication Agent, Raymond James Bank, FSB, Wells Fargo Bank, National Association and the Huntington National Bank, as Co-Documentation Agents and the lenders party thereto (the “Amended and Restated Credit Agreement”). The Fourth Amendment amends the definition of change of control in the Amended and Restated Credit Agreement to permit Royal to purchase the membership interests of the General Partner and sets the expiration date of the facility at July 2016.

The Fourth Amendment reduces the borrowing capacity under the credit facility to a maximum of $80 million and reduces the amount available for letters of credit to $30 million. The Fourth Amendment eliminates the option to borrow funds utilizing the LIBOR rate plus an applicable margin and establishes the borrowing rate for all borrowings under the facility to be based upon the current PRIME rate plus an applicable margin of 3.50%. The Fourth Amendment eliminates the capability to make Swing Loans under the facility. The Fourth Amendment alters the maximum leverage ratio, calculated as of the end of the most recent month, on a trailing twelve month basis, to 6.75 to 1.00. The leverage ratio shall be reduced by 0.50 to 1.00 for every $10 million of net cash proceeds, in the aggregate, received by the Partnership after the date of the Fourth Amendment from a liquidity event; provided, however, that in no event shall the maximum permitted leverage ratio be reduced below 3.00 to 1.00. A liquidity event is defined in the Fourth Amendment as the issuance of any equity by the Partnership on or after the Fourth Amendment effective date (other than the Royal equity contribution discussed below) or the disposition of any assets by the Partnership. The Fourth Amendment requires the Partnership to maintain minimum liquidity of $5 million and minimum EBITDA, calculated as of the end of the most recent month, on a trailing twelve month basis, of $8 million. The Fourth Amendment limits the amount of the Partnership’s capital expenditures to $15 million, calculated as of end of the most recent month, on a trailing twelve month basis. The Fourth Amendment requires the Partnership to provide monthly financial statements and a weekly rolling thirteen week cash flow forecast to the Administrative Agent.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Fourth Amendment which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Equity Capital Infusion

To the extent required, the information contained in Items 5.01 and 5.02 in this Current Report on Form 8-K is also incorporated by reference into this Item 1.01 under this heading.

Securities Purchase Agreement

On March 21, 2016, the Partnership and Royal entered into a securities purchase agreement (the “Securities Purchase Agreement”) pursuant to which the Partnership issued 60,000,000 common units in the Partnership to

Royal in a private placement at $0.15 per common unit for an aggregate purchase price of $9.0 million. Royal paid the Partnership $2.0 million in cash and delivered a promissory note payable to the Partnership in the amount of $7.0 million.  The promissory note is payable in three installments: (i) $3.0 million on July 31, 2016; (ii) $2.0 million on or before September 30, 2016 and (iii) $2.0 million on or before December 31, 2016.  In the event the disinterested members of the board of directors of the General Partner determine that the Partnership does not need the capital that would be provided by either or both installments set forth in (ii) and (iii) above, in each case, the Partnership has the option to rescind Royal’s purchase of 13,333,333 common units and the applicable installment will not be payable (each, a “Rescission Right”).  If the Partnership fails to exercise a Rescission Right, in each case, the Partnership has the option to repurchase 13,333,333 common units at $0.30 per common unit from Royal (each, a “Repurchase Option”).  The Repurchase Options terminate on December 31, 2017.  Royal’s obligation to pay any installment of the promissory note is subject to certain conditions, including that the Operating Company has entered into an agreement to extend the Amended and Restated Credit Agreement, as amended, to a date no sooner than December 31, 2017.  In the event such conditions are not satisfied as of the date each installment is due, Royal has the right to cancel the remaining unpaid balance of the promissory note in exchange for the surrender of such number of common units equal to the principal balance of the promissory note divided by $0.15.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement which is filed as Exhibit 10.2 hereto and incorporated by reference herein.

Registration Rights Agreement

Pursuant to the Securities Purchase Agreement, on March 21, 2016, the Partnership and Royal entered into a registration rights agreement (the “Registration Rights Agreement”).  The Registration Rights Agreement grants Royal piggyback registration rights under certain circumstances with respect to the common units issued to Royal pursuant to the Securities Purchase Agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement which is filed as Exhibit 4.1 hereto and incorporated by reference herein.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 to this Current Report on Form 8-K under the heading “Fourth Amendment to Amended and Restated Credit Agreement” is hereby incorporated by referenced into this Item 2.03.

ITEM 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 1.01 to this Current Report on Form 8-K under the heading “Equity Capital Infusion” is hereby incorporated by referenced into this Item 3.02.  To the extent required, the information contained in Items 5.01 and 5.02 in this Current Report on Form 8-K is also incorporated by reference into this Item 3.02.

ITEM 5.01          Changes in Control of Registrant.

As previously discussed, on March 17, 2016, Royal acquired all of the membership interests of the General Partner from Wexford.  The General Partner manages the operations and activities of the Partnership. The Partnership is managed and operated by the board of directors and executive officers of the General Partner. As a result of the consummation of the General Partner Acquisition, Royal controls the General Partner and has the right to appoint all members of the board of directors of the General Partner.

To the extent required, the information contained in Items 3.02 and 5.02 in this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

Subsequent to the consummation of the General Partner Acquisition, on and effective as of March 17, 2016, Mark D. Zand, Arthur H. Amron, Kenneth A. Rubin, Philip Braunstein, Mark L. Plaumann and Douglas Lambert, each a member of the board of directors of the General Partner, resigned in his capacity as such. These resignations were not a result of any disagreements between the General Partner and the directors on any matter relating to the General Partner’s operations, policies or practices.

Joseph E. Funk and James F. Tompkins remain as members of the board of directors of the General Partner. Subsequent to the forgoing resignations, on and effective as of March 17, 2016, Royal as the owner of the General Partner appointed each of the following as members to the board of directors of the General Partner: William Tuorto, Chairman and Chief Executive Officer of Royal, Ronald Phillips, President and Secretary of Royal,  Ian Ganzer, Chief Operating Officer of Royal, Douglas Holsted,  Chief Financial Officer of Royal and Brian Hughs, Vice President and a Director of Royal and Michael Thompson and David Hanig as independent members of the board of directors of the General Partner.

Mr. Thompson and Mr. Hanig have been named to the audit and conflicts committees of the board of directors of the General Partner.  Mr. Tompkins will remain a member of the audit and conflicts committees. Mr. Tuorto and Mr. Funk have been named to the compensation committee.

Mr. Tuorto holds all of the Series A Preferred Stock in Royal and a majority of the common stock in Royal. Because of the special voting rights of the Series A Preferred Stock (which is entitled to 54% of the total votes on any matter on which shareholders have a right to vote) of Royal, as of March 23, 2016, Mr. Tuorto controlled 76.4% of the votes on any matter requiring a vote of the Royal shareholders.  Messrs. Ganzer, Holsted and Hughs also hold common stock in Royal.

There is no arrangement or understanding between any of these newly elected directors, and any other person pursuant to which such directors were elected. There are no other relationships of the newly elected directors that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Director Compensation

Each director of the board of directors of the General Partner receives a $20,000 annual base director fee and a grant of that number of common units having a grant date value of approximately $25,000 (based on the preceding 10-day average price per unit), 25% of which vest on the grant date and 75% of which are restricted units that vest one-third on the first day of each of the first three calendar quarters that begin following the grant date (with vesting to be accelerated upon the director’s death or disability and on a change of control (as defined in the LTIP)). Distributions made on a restricted unit are held by the General Partner (without interest) and vest or are forfeited when the restricted unit vests or is forfeited, as applicable. In addition, the chairs of the audit committee and conflicts committee receive a $15,000 fee, the chair of any other committee (including the compensation committee) receives a $10,000 fee, audit committee and conflicts committee members receive a $10,000 fee and the other committee members receive a $5,000 fee, for their service in such roles each year. Each non-employee director is reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees, and each director is fully indemnified by us for actions associated with being a director to the extent permitted under Delaware law.

ITEM 7.01   Regulation FD Disclosure.

The Partnership issued a press release on March 17, 2016 announcing the consummation of the previously announced sale to Royal of the membership interests of Rhino GP LLC, as well as 9,455,252 issued and outstanding subordinated units representing limited partner interests of the Partnership, owned by Wexford.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

The Partnership issued a press release on March 21, 2016 announcing the execution of the Securities Purchase Agreement.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.2.

The information furnished pursuant to this Item 7.01, Exhibit 99.1 and Exhibit 99.2 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

ITEM 9.01   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Registration Rights Agreement, dated March 21, 2016 by and between Rhino Resource Partners, L.P. and Royal Energy Resources, Inc.

10.1

Fourth Amendment to Amended and Restated Credit Agreement, dated March 17, 2016 by and among Rhino Energy LLC, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets and Union Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, Union Bank, N.A., as Syndication Agent, Raymond James Bank, FSB, Wells Fargo Bank, National Association and the Huntington National Bank, as Co-Documentation Agents and the guarantors and lenders party thereto.

10.2	Securities Purchase Agreement, dated March 21, 2016 by and between Rhino Resource Partners, L.P. and Royal Energy Resources, Inc.

99.1	Press Release, March 17, 2016

99.2	Press Release, March 21, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RHINO RESOURCE PARTNERS LP

	By:	Rhino GP LLC,
Its General Partner

Dated: March 23, 2016	By:	/s/ Whitney C. Kegley
	Name:	Whitney C. Kegley
	Title:	Vice President, Secretary and General Counsel